Exhibit 99.1
March 5, 2010

March 5, 2010
Dear Members:
As you know, IRE’s Proxy Statement requests that you vote at our March 27, 2010 Annual Meeting FOR removal of Directors Warren Bush, Bill Horan and Denny Mauser on the enclosed Proxy Card.
A majority of IRE’s Board of Directors is seeking their removal because of a serious breach of fiduciary duties owed to IRE and its members. In short, despite numerous opportunities to do so, Directors Bush, Horan and Mauser took money from both IRE and REG and concealed the REG payments from IRE’s Board and its members until recently.
A recent letter that you received from Directors Bush, Horan and Mauser (the opposition letter) states: “TBG [The Biodiesel Group] has never concealed the payments which it received from REG. When asked about the payments, it provided accurate information.” We’d like to set the record straight on this matter. Our decision to seek their removal was based on the following summary of events described at greater length in the Proxy Statement you received last month:
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August 13, 2005. IRE entered into an agreement with The Biodiesel Group, LLC (TBG), a company owned by IRE Directors Bush, Horan and Mauser and then-IRE Directors Tom Schroeder and Mark Muench. These directors provided assistance with negotiation of various contracts, assistance in the planning of IRE’s equity marketing effort and assistance in securing debt financing services, under this August 13, 2005 agreement. IRE agreed to pay to TBG a total consulting fee of $75,000 and transferred 100 unrestricted units to each of the five members of TBG. As part of this agreement, Directors Bush, Horan and Mauser and then-IRE Directors Schroeder and Muench joined our Board of Directors.

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October 20, 2005. Directors Bush, Horan and Mauser returned IRE’s Director and Officer Questionnaires for the first time. They did not disclose the REG Payment Agreement or arrangements for the REG payments. IRE has requested disclosure of this type of information from each of its directors, beginning in October 2005 with its initial state registered offering and periodically since then, prior to submitting various filings with the Securities and Exchange Commission (SEC). Each Questionnaire asked the director to describe any transaction to which IRE was a party and the Director had a direct or indirect material interest.

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October 27, 2005. At about the same time, IRE Directors Bush, Horan and Mauser and then-IRE Directors Schroeder and Muench agreed to share in payments eventually totaling $450,000 paid to their company, TBG, by our main vendor and a competitor, Renewable Energy Group and its predecessor (REG). REG’s payments were for services related to development of IRE and other biodiesel projects. See the enclosed letter from Wayne Seaman to REG dated October 27, 2005 (REG Payment Agreement).

March 5, 2010

•	December 2005 through October 2007. The $450,000 was paid by REG to TBG in multiple installments made from December 6, 2005 through October 12, 2007.

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May 2, 2006. REG and IRE entered into a Design-Build Agreement dated May 2, 2006 for the construction of IRE’s biodiesel plant. IRE paid REG approximately $40,664,000. Directors Bush, Horan, Mauser, and prior IRE Directors Schroeder and Muench did not disclose the existence of the REG Payment Agreement or receipt of the REG payments prior to our Board’s approval of the Design-Build Agreement. On July 28, 2009, Warren Bush acknowledged that after IRE Board approval of the Design-Build Agreement, they were secretly paid $50,000 by REG on June 8, 2006. Not until approximately three years later did we realize the true influence of REG in IRE’s Board decision-making process.

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August 25, 2006. REG and IRE entered into a Management and Operational Services Agreement (MOSA) dated August 25, 2006. As of December 31, 2009, we have made payments to REG under this agreement of approximately $1,880,090. Directors Bush, Horan, Mauser, and then-Directors Schroeder and Muench did not disclose the existence of the REG Payment Agreement or receipt of the REG payments prior to our Board’s approval of the MOSA. Upon IRE Board approval of the MOSA, they were secretly paid by REG, according to the REG Payment Agreement. In addition, written communication from Warren Bush on July 28, 2009 disclosed TBG was indeed paid an installment payment of $100,000 from REG on August 31, 2006.

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November 2007 and October 2008. Directors Bush, Horan and Mauser delivered IRE’s Director and Officer Questionnaires to IRE. They did not disclose the REG Payment Agreement and receipt of the REG payments.

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July 28, 2009. Warren Bush first fully disclosed the existence of the REG Payment Agreement and TBG’s receipt of the REG payments in his July 28, 2009 letter responding to a request from Michael Bohannan on behalf of IRE.

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Fall 2009. IRE amended a previous SEC filing to disclose the concealment by Directors Bush, Horan and Mauser of the REG Payment Agreement and receipt of the REG payments. Also, Central Iowa Energy, LLC and Western Iowa Energy, L.L.C. (on whose Boards Directors Bush, Horan and Mauser serve) amended previous SEC filings. Further, Western Dubuque Biodiesel, LLC (on whose Board Directors Bush and Mauser serve and Horan served) subsequently disclosed this information in a filing with the SEC on August 19, 2009.

Concealment of REG Payments.
Each IRE Director has a duty of loyalty to IRE and duty to disclose conflicts of interest. Section 5.11 of IRE’s Amended and Restated Operating Agreement (Operating Agreement) requires directors to disclose any potential financial interest prior to voting on such matters. Directors Bush, Horan and Mauser should have disclosed their conflict of interest with REG prior to Board action on the $40,664,000 Design-Build Agreement with REG and the $1,880,090 MOSA with REG. Instead, they concealed the REG payments until forced to disclose them in writing in July 2009.
You be the judge of the conduct of Directors Bush, Horan and Mauser. Based on these facts, you can understand why we determined they are unsuitable to continue to serve as directors of IRE and should be removed.

March 5, 2010

Damage to IRE. The opposition letter states: “There is no claim that our receipt of a payment from REG caused any damage to IRE.” We’d like to set the record straight on this matter.
Whether or not IRE suffered damages is irrelevant to the breach of fiduciary duties by Directors Bush, Horan and Mauser. It is also irrelevant to your decision to remove them as unsuitable to continue as directors of IRE.
However, the damage caused by their conduct is to you and all the other members of IRE. Because Directors Bush, Horan and Mauser concealed the REG payments, the members were not given an opportunity to consider this information when each of these directors have twice stood for re-election.
Also, their concealment of the REG payments has impaired the ability of the Board to work together with confidence and trust in each other during these difficult economic times facing IRE.
The REG Payment Agreement states that one of the reasons REG compensated Directors Bush, Horan and Mauser was for “board representation.” In short, REG paid them to represent REG on the IRE Board of Directors.
However, the other IRE Directors and the members of IRE were not given the opportunity to consider this conflict of interest. By taking payment from REG for board representation, Directors Bush, Horan and Mauser had a conflict of interest between their fiduciary duty to the members of IRE and their contractual duties to REG. This violates Section 5.11 of IRE’s Operating Agreement which requires Directors to disclose any potential financial interest prior to voting on such matters.
IRE Policy on Cobb Oil. The opposition letter states: “[W]e were first informed by REG representatives that IRE was consistently selling biodiesel to Cobb Oil at ten cents per gallon below the REG spot price...” We’d like to set the record straight on this matter.
IRE does not, nor has it ever, had an agreement with Cobb Oil, or any purchaser, other than REG. Cobb Oil and other purchasers have agreements with REG to purchase biodiesel. IRE does not have the ability to negotiate the terms of the agreements between Cobb Oil and REG. REG does not provide IRE with copies of these agreements. REG only provides IRE with summary information on the pricing terms, but not who the end purchaser is. Further, most of the volume of sales from IRE are made at prices less than the “spot” price. Cobb Oil is not getting any “sweetheart deal.”
Due to Cobb Oil’s close proximity to IRE, the biodiesel that Cobb Oil purchases from REG is often sourced from IRE. When the biodiesel is to be sourced from IRE, REG presents its terms for the sale to IRE. IRE determines whether to accept the sale based on the terms already agreed upon between REG and Cobb Oil.
During 2009, IRE implemented a policy to have a committee of four persons approve the sale terms for product that REG proposes to be sourced from IRE. Mark Cobb is often one of the persons to approve such contracts. However, Mark Cobb has never participated in the committee’s approval of, or even discussion of, any contracts between Cobb Oil and REG.

March 5, 2010

Authority of IRE Executive Committee. The opposition letter states: “[T]he operating agreement (Section 5.5) and state law require that governance of the company shall be in the entire board of directors.” We’d like to set the record straight on this matter.
Section 5.4 of IRE’s Operating Agreement states the “Directors may establish committees having the authority of the Directors.” The Operating Agreement allows the Board of Directors to delegate permissible Board tasks to a committee. IRE, as a limited liability company, must follow Iowa Code Chapter 490A. It largely allows an LLC to govern itself through the terms of its operating agreement.
We are not aware of any law that restricts the IRE Directors’ ability to delegate duties to a committee. The opposition letter does not even cite an Iowa Code section in support of their statement. The majority of our Board believed the conduct of Directors Bush, Horan and Mauser required delegation of permissible Board tasks to the Executive Committee.
We were motivated to protect the interest of IRE and its members, after learning of the breach of director duties by Directors Bush, Horan and Mauser. We have used the Executive Committee for this purpose during the time before these issues could be presented to a vote of the IRE members.
Losses Related to Asian Home Heating Oil Swap. Directors Bush, Horan and Mauser point to significant losses incurred by IRE in connection with an Asian home heating oil swap, as well as IRE’s “failure” to follow their advice with regard to future hedging activities, as being integral to IRE’s inability to operate profitably.
However, these directors failed to tell you that Western Iowa Energy, Central Iowa Energy, and Western Dubuque Biodiesel all sustained comparable losses in 2007, based upon a review of their publicly filed financial statements. Mr. Bush, who serves on all three Boards of those companies, informed us that all these losses, including IRE’s losses, were a result of a poor strategy decision recommended to all of these companies by REG, and these 4 companies sustained combined losses of nearly $10 million on this heating oil swap strategy.
Bush, Horan and Mauser Lawsuit. The opposition letter references that IRE is paying the law firm of Lane & Waterman to defend IRE’s other six directors in connection with the lawsuit brought by Directors Bush, Horan and Mauser.
In Section 5.20 of IRE’s Operating Agreement, IRE is required to pay for these attorney fees in connection with the legal defense, as a part of indemnification and limitation of liability of the directors under IRE’s Operating Agreement.
These attorney fees will likely continue because on March 3, 2010, Iowa District Court Judge Joel Yates denied our Motion for Summary Judgment. The judge ruled that there are unresolved factual issues. Thus, judgment as a matter of law is inappropriate at this time. Further proceedings are required before a final judgment can be entered in favor of either party.
In light of this development, the issue is now truly in the hands of the members to determine whether Directors Bush, Horan and Mauser should be removed. The efforts of the majority of IRE’s Board of Directors to protect the integrity of the Board and members may be in jeopardy if the members do not remove directors Bush, Horan and Mauser.

March 5, 2010

We believe there is other incorrect information in the opposition letter which space does not allow us to address. We remind you that the majority of IRE’s Board of Directors recommend you vote FOR each of the following proposals in the enclosed Proxy Card.
Proposal 1: Removal of three (3) Directors: Warren Bush, Denny Mauser and William Horan. The majority of the Board of Directors has recommended that the members vote on the removal of these Directors based on their failure to disclose payments received from Renewable Energy Group, Inc. and its predecessor company, REG, LLC.
Proposal 2: Amendment of Section 5.3(b) of the Operating Agreement to allow the Board of Directors to fill vacancies on the Board of Directors for the remainder of a Director’s term when a Director is removed by a vote of the members.
Proposal 3: Election of three (3) Group III Directors. The nominees recommended by the Board of Directors are Michael Bohannan, Mark Cobb and J. William Pim.
If you ABSTAIN or vote NO on Proposal 1, it will have the effect of a vote to keep directors Bush, Horan and Mauser on the Board. If you vote FOR Proposal 1 or fail to mark a choice for Proposal 1 and return your proxy card, your vote will be counted as a vote FOR removal. If you have not previously voted or wish to change your prior votes, please return the enclosed Proxy Card. Thank you for your consideration.

/s/ Mike Bohannan	/s/ Bill Pim

Mike Bohannan	Bill Pim

/s/ Mark Cobb	/s/ Ed Hershberger

Mark Cobb	Ed Hershberger

/s/ Dick Gallagher	/s/ John Heisdorffer

Dick Gallagher	John Heisdorffer
Enclosures

EXHIBIT A
SEAMAN ENTERPRISES
October 27, 2005
Jeff Stroberg
West Central Cooperative
406 First Street, PO Box 68
Ralstom, Iowa 51459
Dear Jeff,
Based upon your telephone call on 10/27/05 we are revising our letter of understanding regarding the operating agreement between REG & The BioDiesel Group. This letter will supersede previous agreement in a letter from me dated 10/26/05.
For services provided to REG by the BioDiesel Group included but not limited to the marketing of concept, raising seed money, development of equity, board representation, plant site selection and generating public interest, REG will compensate the BioDiesel Group $150,000 per plant developed. The payments of the $150,000 will be made with the following schedule:
1.	$50,000 will be billed and paid when seed money is raised and paid to REG on each project.

2.	$50,000 will be paid when all three service agreements are signed. (Procurement, marketing, and management)

3.	$50,000 will be paid with completion of the plant construction. Completion will occur when the plant is ready to manufacture product.
This agreement will begin and cover the Newton, Iowa plant and all plants developed by the BioDiesel Group thereafter.
We will assume Lee Sargent of Todd & Sargent will agree to these terms of understanding unless he lets us know by letter on or before November 10, 2005.
If the terms do not conform to your understanding, please let us know.

Sincerely,
/s/ Wayne Seaman
Wayne Seaman as
Consultant for BioDiesel Group